United States securities and exchange commission logo





                     April 19, 2023

       Dongfeng Wang
       Chief Executive Officer
       Prime Number Acquisition I Corp.
       1129 Northern Blvd., Suite 404
       Manhasset, NY 11030

                                                        Re: Prime Number
Acquisition I Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed April 14,
2023
                                                            File No. 001-41394

       Dear Dongfeng Wang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Arila E. Zhou, Esq.